Registration No. 333-195017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-195017

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

talmer bancorp, inc.

(Exact name of registrant as specified in its charter)

Michigan	61-1511150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2301 West Big Beaver Rd., Suite 525, Troy, Michigan	48084
(Address of principal executive offices)	(Zip Code)

Talmer Bancorp, Inc. Equity Incentive Plan

(Full title of the plan)

David B. Ramaker
Chief Executive Officer and President
235 E. Main Street
Midland, Michigan, 48640
Telephone: (989) 839-5350

(Name, address and telephone number of agent for service)

____________________________

With Copies to:

Jeffrey A. Ott

Charlie Goode
Warner Norcross & Judd LLP
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 of Talmer Bancorp, Inc. (“Talmer”), a Michigan corporation and the holding company for Talmer Bank and Trust, filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2014 (Registration No. 333-195017) (the “Registration Statement”), registering 9,794,745 shares of Class A common stock, par value $1.00 per share, under the Talmer Bancorp, Inc. Equity Incentive Plan.

On January 25, 2016, Talmer entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chemical Financial Corporation (“Chemical”), a Michigan corporation and the holding company for Chemical Bank. Effective as of August 31, 2016, Talmer merged with and into Chemical, with Chemical as the surviving corporation (the “Merger”).

In connection with the Merger, Talmer has terminated all offerings of its Class A common stock pursuant to the Registration Statement. In accordance with an undertaking made by Talmer in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the effective time of the Merger, Talmer hereby removes and withdraws from registration all of such shares of Talmer’s Class A common stock registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on this 1st day of September, 2016.

CHEMICAL FINANCIAL CORPORATION, Successor by Merger to Talmer Bancorp, Inc. By: /s/ David B. Ramaker David B. Ramaker Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.